Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-226286 and 333-218949) of Novus Therapeutics, Inc.,

(2)	Registration Statement (Form S-8 No. 333-216432 and No. 333-200413) pertaining to the 2014 Stock Incentive Plan and 2014 Employee Stock Purchase Plan of Tokai Pharmaceuticals, Inc.;

(3)	Registration Statement (Form S-8 Nos. 333-210058 and 333-203032) pertaining to 2014 Stock Incentive Plan of Tokai Pharmaceuticals, Inc.;

of our report dated March 27, 2019, with respect to the consolidated financial statements of Novus Therapeutics, Inc. included in this Annual Report (Form 10-K) of Novus Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Irvine, California

March 27, 2019